Exhibit 10.23

REINSURANCE AGREEMENT

between

FINANCIAL ASSURANCE COMPANY LIMITED

and

VIKING INSURANCE COMPANY, LIMITED

Dated as of [      ] 2004

REINSURANCE AGREEMENT

This Agreement, dated as of                           , 2004 (this “Agreement”) is made and entered into by and between Financial Assurance Company Limited, an insurance company organised under the laws of England (the “Company”), and Viking Insurance Company, Limited, an insurance company organised under the laws of Bermuda (the “Reinsurer”).  Defined terms used herein are defined below.

The Company and the Reinsurer mutually agree to reinsure under the terms and conditions stated herein.  This Agreement is solely between the Company and the Reinsurer, and the performance of the obligations of each party under this Agreement shall be rendered solely to the other party.  In no instance, except as set forth in Article VII of this Agreement, shall anyone other than the Company or the Reinsurer have any rights under this Agreement. The Company shall be and shall remain the only party that is liable to any insured, policyholder, claimant or beneficiary under any insurance policy or contract reinsured hereunder.

ARTICLE I

DEFINITIONS

1.1                                Definitions.  As used in this Agreement, the following terms shall have the following meanings (definitions are applicable to both the singular and the plural forms of each term defined in this Article):

“Accounting Period” means each period of a calendar month the first such period commencing at 00.01 Bermuda local time (Atlantic Standard Time) on 1 January 2004 and the last such period commencing on the first day of the calendar month in which the Termination Date falls and ending on the Termination Date.

“Affiliate” means any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person.  “Control” (including the terms, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Agreement” shall have the meaning specified in the first paragraph of this Agreement.

“Applicable Law” means any law (including common law), statute, ordinance, rule, regulation, order, writ, injunction, judgment, permit, governmental agreement or decree applicable to a Person or any of such Person’s subsidiaries, properties, assets, or to such Person’s officers, directors, managing directors, employees or agents in their capacity as such.

“Bonds” means the categories of products written by the Company, whether before, on or after the Inception Date, which are listed in Schedule C.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in London are closed for trading.

“Ceded Reinsurance” means all reinsurance ceded by the Company pursuant to contracts, binders, certificates, treaties or other evidence of reinsurance relating to the Relevant Risks in effect on or prior to the Inception Date, or, in accordance with Section 2.5, following the Inception Date, except the reinsurance provided pursuant to this Agreement.

“Ceded Reinsurance Agreements” means all of the contracts, binders, certificates, treaties or other evidence for Ceded Reinsurance.

“Ceding Commissions” shall have the meaning specified in Schedule A Part I.

“Commutation” means, with respect to any portion of the Ceded Reinsurance, a commutation or other similar transaction that results in the termination of such Ceded Reinsurance with respect to the Relevant Risks.

“Distributor Agreements” means all distributor, agency or profit sharing agreements or arrangements with third parties (each, a “Distributor”) relating to the Relevant Risks whether entered into before, on or after the Inception Date.

“Estimated Ceding Commission” shall have the meaning specified in Section 4.1.

“Extra Contractual Liabilities” means all liabilities of the Company for damages (including compensatory, consequential, exemplary, punitive, bad faith or similar or other damages) which relate to the marketing, sale, underwriting, issuance, delivery, cancellation or administration of contracts under which the Company assumes Relevant Risks, including liability arising out of or relating to any alleged or actual act, error or omission by the Company or its agents, whether intentional or otherwise, with respect to any of such contracts, including (A) any alleged or actual reckless conduct or bad faith in connection with the handling of any claim arising out of or under such contracts, or (B) the marketing, sale, underwriting, issuance, delivery, cancellation or administration of any of such contracts.

“FINCL” shall mean Financial New Life Company Limited, a company incorporated in England and Wales with registered number 4873014 and whose registered office is at Vantage West Great West Road, Brentford, Middlesex TW8 9AG.

“FSA” means the Financial Services Authority of the United Kingdom.

“Governmental Authority” means any national government, any state or other political subdivision thereof or any self-regulatory authority, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Inception Date” shall have the meaning specified in Section 2.1.

“Insolvency Fund” means any guarantee fund, insolvency fund, plan, pool, association, or other arrangement, however denominated, established or governed, which provides for the payment by the Company of any levy, amount or charge in respect of, or assumption by the Company of part or all of any claims, debts, charges, fees or other obligations of an insurer or reinsurer, or its successors or assigns, as a result of its having been declared by any competent authority to be insolvent, or as a result of its having otherwise been deemed unable to meet any such claims, debts, charges, fees or other obligations in whole or in part.

“Mathematical Reserves” means, as of any given date, the mathematical reserves of the Company calculated in accordance with the Valuation and Accounting Principles but excluding any mathematical reserves attributable to the Bonds.

“Monthly Report” shall have the meaning specified in Section 5.1.

“Negative Settlement Amount” means, with respect to each Accounting Period, the amount of any net deficit set forth in Line 11 of the Monthly Report for such Accounting Period as calculated in accordance with Section 5.3(a).

“Person” means any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.

“Positive Settlement Amount” means, with respect to each Accounting Period, the amount of any net surplus set forth in Line 11 of the Monthly Report for such Accounting Period as calculated in accordance with Section 5.3(a).

“Relevant Liabilities” means all insurance liabilities and obligations arising under the Relevant Risks including, without limitation (i) benefits, surrender amounts and other amounts payable to policyholders under the terms of the Relevant Risks, (ii) other consideration paid on or after the Inception Date with respect to the Relevant Risks, (iii) Insolvency Fund or premium based assessments based on premiums and other consideration paid on or after the Inception Date with respect to the Relevant Risks, (iv) all amounts payable on or after the Inception Date for returns or refunds of premiums under the Relevant Risks, (v) all liability for commission or profit sharing payments and other fees or compensation payable, including under Distributor Agreements, with respect to the Relevant Risks in respect of premiums and other consideration paid on or after the Inception Date, (vi) all Extra Contractual Liabilities and (vii) compensation paid in respect of, or in relation to changes to, Distributor Agreements on or after the Inception Date, unless otherwise agreed to in writing by the Reinsurer.

“Relevant Risks” means the whole or, as the case may be, such part of the insurance or reinsurance risks as are assumed or borne by the Company under or in connection with any and all insurance and reinsurance policies and contracts to which it is a party and which are in force at any time on or prior to the Termination Date (with the exception of the Bonds).  Where the Company is a co-insurer with any other company or companies under any such insurance or reinsurance policy or contract, the insurance or reinsurance risks which are to be treated as assumed or borne by the Company for these purposes are:-

(i)                                     those risks which the Company has agreed with its co-insurer or co-insurers are to be assumed or borne by the Company; and

(ii)                                  those other risks (if any) which the Company has agreed with its co-insurer or co-insurers are to be assumed or borne by such co-insurer or co-insurers, but only to the extent that such co-insurer or co-insurers shall have defaulted in meeting its or their obligations in respect of those risks and the Company incurs a liability in respect of those risks as a result.

For the avoidance of doubt, in the event that the rights and obligations of the Company under this Agreement are transferred to FINCL under the Scheme, the “Relevant Risks” hereunder shall include any reinsurance risks assumed by FINCL under the Scheme in respect of any Retained Insurances (as defined in the Scheme).

“RIR” means the investment return in respect of an Accounting Period calculated in accordance with Section 5.3(c).

“Scheme” means the scheme for the transfer of the business of the Company to FINCL pursuant to section 105 of the Financial Services and Markets Act 2000.

“Statutory Format” means the profit and loss account format set out in Chapter I of Part I of Schedule 9A of the Companies Act 1985.

“Termination Date” means the effective date of any termination of this Agreement as provided in Article VI.

“Valuation and Accounting Principles” means the valuation rules for determining the amount of the assets and liabilities of the Company in accordance with the Interim Prudential Sourcebook for Insurers issued by the FSA (as amended or replaced from time to time) under the powers conferred on the FSA pursuant to the Financial Services and Markets Act 2000, as such rules are required to be applied by the Company in the preparation of its annual returns to the FSA (taking into account any waivers or modifications of such valuation rules as are approved by the FSA from time to time in respect of the Company) and, to the extent not inconsistent therewith, the accounting principles and practices hitherto adopted by the Company in preparing its annual audited accounts.

“3 Month LIBOR” means the British Bankers Association Interest Settlement Rate for sterling quoted for a three month period as displayed on the appropriate Telerate screen page at 11.00 a.m. (London time) on the day on which such Interest Settlement Rate is required to be computed pursuant to this Agreement.

ARTICLE II

COVERAGE

2.1                                Coverage.  Upon the terms and subject to the conditions and other provisions of this Agreement, as of 00.01. Bermuda local time (Atlantic Standard Time) on 1 January 2004 (the “Inception Date”), the Reinsurer agrees to reinsure the Relevant Liabilities by way of the Reinsurer indemnifying the Company in respect of each Negative Settlement Amount.  As consideration for the reinsurance by the Reinsurer under this Agreement, the Company shall pay to the Reinsurer each Positive Settlement Amount.  The parties shall also pay Ceding Commission and Estimated Ceding Commission in accordance with the provisions of this Agreement.

2.2                                Conditions.  Except as otherwise set forth or contemplated herein, no changes, amendments or modifications made on or after the Inception Date in the terms and conditions of the Relevant Risks in-force as of the Inception Date which adversely affect the liability of the Reinsurer hereunder shall be covered hereunder without the prior written approval of such changes, amendments or modifications by the Reinsurer, which approval shall not be unreasonably withheld or delayed.  In the event that any such changes, amendments or modifications are made in any such Relevant Risk without the prior written approval of the Reinsurer, this Agreement will cover liability incurred by the Company for Relevant Risks as if the unapproved changes, amendments or modifications had not been made.

2.3                                Territory.  The territorial limits of the Agreement shall be identical to those of the Relevant Liabilities.

2.4                                Commutation of Ceded Reinsurance.  The Company shall not, without the Reinsurer’s prior written approval, in its sole discretion, take any action to amend or terminate any Ceded Reinsurance under any Ceded Reinsurance Agreement or enter into any Commutation of Ceded Reinsurance.

2.5                                New Reinsurance Covers.  Subsequent to the Inception Date, the Company shall not enter into any reinsurance arrangements with respect to the Relevant Liabilities without the prior written consent of the Reinsurer, in its sole discretion.  For these purposes, the Reinsurer consents to the Company having entered into the reinsurance arrangements specified in Schedule D.

ARTICLE III

ADMINISTRATION: GENERAL PROVISIONS

3.1                                Contract Administration.  The Company shall procure that the Relevant Risks are administered in accordance with their terms and the terms of any applicable Distributor Agreement, including, but not limited to, the collection of premiums and other amounts due from policyholders, the payment of all Relevant Liabilities and the administration of claims and disbursements.  All benefits under the contracts and policies constituting the

Relevant Risks paid by the Company shall be binding upon the Reinsurer, provided, however, that such payments are within the terms, conditions and limitations of the contracts and policies constituting the Relevant Risks.  The Company shall procure that the Relevant Risks are administered in good faith and with the care, skill, prudence, and diligence of a person experienced in administering payment protection insurance business.  The Company shall procure that the Relevant Risks are administered in compliance with Applicable Law and the current service provider’s administrative performance standards in effect on the date hereof, with such revisions to such standards as are no less favourable to the Reinsurer than such standards.  Notwithstanding the foregoing, the parties may, from time to time, mutually develop specific and/or different standards for the administration of the Relevant Risks.

3.2                                Sub-contracting of Contract Administration.  The Company may subcontract the performance of any service or services which the Company is required to procure in connection with the administration of the Relevant Risks to (i) an Affiliate, (ii) a service provider utilised by the Company with respect to the Relevant Risks or its other business as of the date hereof, (iii) any Person to whom such subcontracting is required to be effected under the terms of any Distributor Agreement or (iv) with the prior written consent of the Reinsurer, any other Person, such consent not to be unreasonably withheld; provided, that no such subcontracting shall relieve the Company from any of its obligations or liabilities hereunder, and the Company shall remain responsible for all obligations or liabilities of such subcontractor with regard to the provision of such advice or services as if provided by the Company.

3.3                                Ceded Reinsurance Agreements and Distributor Agreements.  The Company shall manage and administer the Ceded Reinsurance Agreements and the Distributor Agreements, including:-

(i)                                     providing all reports and notices required with regard to the Ceded Reinsurance Agreements and the Distributor Agreements to the reinsurers or other third parties, as applicable, within the time required by the applicable Ceded Reinsurance Agreement or Distributor Agreements; and

(ii)                                  doing all other things necessary to comply with the terms and conditions of the Ceded Reinsurance Agreements and the Distributor Agreements.

Without limiting the foregoing, the Company shall:-

(i)                                     promptly pay when due all reinsurance premiums due to reinsurers under the Ceded Reinsurance Agreements and use all commercially reasonable efforts to collect from such reinsurers all amounts due under Ceded Reinsurance; and

(ii)                                  promptly pay when due all profit sharing, commissions or other compensation due to third parties under the Distributor Agreement and use all commercially reasonable efforts to collect from such third parties all amounts due thereunder.  Notwithstanding the obligation of the Company under this Section 3.3 to use all commercially reasonable efforts to collect such reinsurance recoverables, the risk of the Company not collecting or being unable to collect (for whatever reason) any amount due under Ceded Reinsurance shall be borne by the Reinsurer in accordance with Line 2 of Schedule B of this Agreement.

3.4                                Reinsured Policy Terms.  The Company shall set all insurance rates and underwriting criteria in respect of the Relevant Risks from and after the Inception Date consistently with the manner in which it has done so in the past, consulting with the Reinsurer on any issue which is expected to have a material adverse impact on any amounts which the Reinsurer reasonably expects to become payable to it under the terms of this Agreement.

3.5                                Claims Settlements.  The Company agrees that if so requested by the Reinsurer it will provide notice to the Reinsurer as soon as is reasonably practicable of its intention to commence litigation proceedings in respect of a claim in excess of £100,000 with respect to a Reinsured Policy along with (if requested by the Reinsurer) copies of all pleadings and reports of investigation with respect to that claim.  The Reinsurer shall have the right, at its own expense, to participate jointly with the Company in the investigation, adjustment or defence of such claims.

3.6                                Inspection.  The Company shall keep accurate and complete records, files and accounts of all transactions and matters with respect to the Relevant Risks in accordance with its record management practices in effect from time to time.  The Reinsurer or its designated representative (or Person appointed or charged with the duty to examine or investigate the Reinsurer under Applicable Law) may upon reasonable notice inspect and copy (and take away such copies), at the offices of the Company where such records are located, the papers and any and all other books or documents of the Company reasonably relating to the Relevant Risks and the administration thereof (including compliance with the provisions of Section 3.1), during normal business hours for such period as this Agreement is in effect or for as long thereafter as the Company seeks performance by the Reinsurer pursuant to the terms of this Agreement or the Reinsurer reasonably needs access to such records for regulatory, tax or similar purposes.  Where any papers, books or documents relating to the Relevant Risks and the administration thereof are those of any sub-contractor of the Company, the Company shall procure at the Reinsurer’s expense, to the extent that the Company is entitled and able to do so, that the Reinsurer may upon reasonable notice inspect and copy such papers, books or documents (and take away such copies) at the office of the sub-contractor where such papers, books or documents are located.  The information obtained shall be used only for purposes relating to reinsurance under this agreement and as permitted under Section 3.7.

3.7                                Co-operation.  Each party hereto shall co-operate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement including making available to each their respective officers and employees for interview and meetings with Governmental Authorities and furnishing any additional assistance, information and documents as may be reasonably requested by either party from time to time.  Each party is permitted to furnish such documents and information concerning this Agreement, the reinsurance under this Agreement and the objectives of this Agreement

(i) to its advisors, insurance managers and auditors as may be desirable in connection with servicing the business of the party concerned or such party complying with Applicable Law and (ii) as required under Applicable Law.

3.8                                Errors and Omissions.  If any delay, omission, error or failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by misunderstanding or oversight, the Company and the Reinsurer will adjust the situation to what it would have been had the misunderstanding or oversight not occurred.  The party first discovering such misunderstanding or oversight, or an act resulting from such misunderstanding or oversight, will notify the other party in writing promptly upon discovery thereof, and the parties shall act to correct such misunderstanding or oversight within twenty (20) Business Days of such other party’s receipt of such notice.  However, this Section shall not be construed as a waiver by either party of its right to enforce strictly the terms of this Agreement.

3.9                                Age, Sex and Other Adjustments.  The liability of the Reinsurer shall follow that of the Company including in circumstances where the Company’s liability under any of the Relevant Risks is changed because of a misstatement of age or sex or any other material fact, and the Company and the Reinsurer will make all appropriate adjustments to amounts due to each other under this Agreement in such circumstances.

3.10                          Setoff.  Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favour of or against either the Company or the Reinsurer with respect to this Agreement are deemed mutual debts or credits, as the case may be, and shall be setoff from any amounts due to the Company or the Reinsurer hereunder, as the case may be, and only the net balance shall be allowed or paid.

ARTICLE IV

CEDING COMMISSION

4.1                                Ceding Commission.  On and subject to the terms of this Agreement, the Reinsurer shall pay to the Company (or, as the case may be, the Company shall pay to the Reinsurer), an estimate of the Ceding Commission (the “Estimated Ceding Commission”) payable in respect of that Accounting Period in an amount determined in accordance with Schedule A Part II.  The amount of the Estimated Ceding Commission in respect of each Accounting Period shall, subject to Section 4.2 below, be calculated by the Reinsurer in good faith on the basis of information provided by the Company and shall be paid, by the Reinsurer or the Company as the case may be, at the same time as any Negative or Positive Settlement Amount required to be paid in respect of the previous Accounting Period becomes due in accordance with the arrangements set out in Section 5.4 below. The Estimated Ceding Commission in respect of any Accounting Period is, for the avoidance of doubt, an estimate of the actual Ceding Commission due in respect of that Accounting Period and the adjustment to such estimate shall be effected through the Ceding Commission Adjustments referred to in Schedule B and Section 5.5.

4.2                                Estimated Ceding Commission initially due.  Notwithstanding Section 4.1, the amounts of the Estimated Ceding Commission in respect of each of the first 12 Accounting Periods shall be in the respective amounts set out in Schedule A Part III.  The Reinsurer shall pay to the Company an amount equal to the Estimated Ceding Commission amounts in respect of all Accounting Periods commencing prior to the execution and delivery of this Agreement as set out in Schedule A Part III and, for the avoidance of doubt, the Company shall take account of such amount payable when producing the First Monthly Report in accordance with section 5.4(b) below.  Subsequent amounts due as Estimated Ceding Commission under Schedule A Part III shall be paid in accordance with Section 5.4 below.

ARTICLE V

ACCOUNTING AND SETTLEMENT: RESERVE ADJUSTMENT

5.1                                Monthly Reports.  Subject as set out in Section 5.4(b), no later than 3 Business Days before the end of each Accounting Period (or more frequently as mutually agreed by the parties) the Company shall supply the Reinsurer with a report that shall provide an estimate of the financial data for such Accounting Period required in Schedule B together with details of the Ceding Commission estimated to be payable in respect of the following Accounting Period (the “Monthly Report”).

5.2                                Computations. At the end of each Accounting Period the Company shall compute:

(i)                                     the amount (being “X” in the formula set out in Section 5.3 below) shown in Line 3 in the table contained in Schedule B; and

(ii)                                  the amount (being “Y” in the formula set out in Section 5.3 below) shown in Line 7 in the table contained in Schedule B,

in each case in accordance with the notes set out in Schedule B and insofar as not inconsistent with such notes otherwise in accordance with the Valuation and Accounting Principles.

5.3                                Positive and Negative Settlement Amounts.

(a)                                  In respect of each Accounting Period, if the formula:

(X – Y + RIR – A + B)

shall produce a positive amount, that shall be the Positive Settlement Amount for that Accounting Period, and if it shall produce a negative amount, that shall be the Negative Settlement Amount for that Accounting Period, and that Positive Settlement Amount or Negative Settlement Amount, as the case may be, shall be the amount set out in Line 11 of Schedule B.

(b)                                 For the purposes of the formula set out in Section 5.3(a):

(i)                                    “A” shall be the Reinsurer’s Ceding Commission Adjustment shown in Line 9 in the table contained in Schedule B; and

(ii)                                 “B” shall be the Company’s Ceding Commission Adjustment shown in Line 10 in the table contained in Schedule B.

 (c)                               The amount of RIR in respect of any Accounting Period shall be determined by multiplying an amount equal to:

(i)                                    the Mathematical Reserves as at the opening of business on the first day of the Accounting Period; less

(ii)                                 the amount of the Company’s provision for deferred acquisition costs (excluding any provision for deferred acquisition costs attributable to the Bonds) as at the opening of business on the first day of the Accounting Period, by a rate equal to:

C
D

where:

(A)                             “C” is the amount of investment income receivable by the Company in respect of the Accounting Period; and

(B)                               “D” is the total market value of the Company’s investments (other than any investments acquired in connection with the Bonds or to which the Bonds are linked in any way and other than any investment of the Company in its subsidiary undertakings) as at the opening of business on the first day of the Accounting Period.

For the purposes of this Section 5.3(c), “investment income” shall mean all amounts derived from the holding of investments (other than any investments acquired in connection with the Bonds or to which the Bonds are linked in any way and other than any investment of the Company in its subsidiary undertakings) which are treated, in accordance with the Company’s normal accounting policies, as being of an income nature, including any gains on the realisation of those investments and having taken account of any losses on the realisation of those investments.  For the avoidance of doubt, “investment income” shall not include any unrealised gains or unrealised losses attributable to such investments.

5.4                                Payments.

(a)                                   Subject as provided in Section 5.4(b) below:

(i)            For each Accounting Period in respect of which there is a Negative Settlement Amount, the Reinsurer shall pay to the Company by telegraphic transfer within 5 Business Days of the delivery of the Monthly Report by the Company an amount equal to the absolute value of such Negative Settlement Amount together with the Estimated Ceding Commission (if any) payable by the Reinsurer to the Company in respect of the following Accounting Period.

(ii)                                 For each Accounting Period in respect of which there is a Positive Settlement Amount, the Company shall pay to the Reinsurer by telegraphic transfer within 5 Business Days of the delivery of the Monthly Report by the Company an amount equal to the absolute value of such Positive Settlement Amount together with the Estimated Ceding Commission (if any) payable by the Company to the Reinsurer in respect of the following Accounting Period.

(iii)                              If there is a Negative Settlement Amount for any Accounting Period and the Company is required to pay the Estimated Ceding Commission to the Reinsurer in respect of the following Accounting Period, a net payment shall be made by the Company or the Reinsurer as appropriate.

(iv)                             If there is a Positive Settlement Amount for any Accounting Period and the Reinsurer is required to pay the Estimated Ceding Commission to the Company in respect of the following Accounting Period, a net payment shall be made by the Company or the Reinsurer as appropriate.

(b)                                In relation to all Accounting Periods commencing prior to the execution and delivery of this Agreement, the Company shall calculate and deliver a report (“the First Monthly Report”) to the Reinsurer as to the total aggregate net amount payable by the Company (or as the case may be the Reinsurer) to place the Company and the Reinsurer in the respective financial positions in which they would have been under this Agreement on the date of such payment, disregarding for this purpose the time cost of money, had this Agreement been executed and delivered at the commencement of the first Accounting Period.  Such payment shall be made by telegraphic transfer within 5 Business Days of the delivery of the First Monthly Report.

5.5                                Actual Data.  In preparing all reports required under this Agreement, the Company shall use all commercially reasonable efforts to supply the actual data.  If the actual data cannot be supplied with the appropriate report, the Company shall produce best estimates and shall provide amended reports based on actual data no more than ten (10) Business Days after the actual data becomes available and the parties will settle any additional amounts due within five (5) Business Days thereafter, together with interest as provided in Section 5.7 hereof.

5.6                                Additional Reports and Information.  For so long as this Agreement remains in effect and for a period of 7 years after its termination, each of the parties shall periodically furnish to the other such other reports and information as is reasonably available to it and as may be reasonably requested by such other party for regulatory, tax or similar purposes. Nothing in this Agreement shall restrict the Company from being entitled to apply to the Court for its dissolution at any time during such 7 year period but it shall first make arrangements for all data in its possession which may be requested by the Reinsurer to be handed over to a successor company which shall have undertaken, mutatis mutandis, to the Reinsurer in the terms of this Section 5.6.

5.7                                Delayed Payments.  In the event that all or any portion of any payment due to either party pursuant to this Agreement becomes overdue the portion of the amount overdue shall bear interest at an annual rate equal to 3 Month LIBOR on the date that the payment becomes overdue plus 200 basis points per annum, for the period that the amount is overdue.

5.8                                Certificate of the Chief Financial Officer of the Company. The certificate of the Chief Financial Officer of the Company as to any matter arising in respect of the amount of any payment falling to be made under this Agreement shall, in the absence of manifest error, be final and binding on the parties.

5.10                          Breach of Required Minimum Margin of Solvency. No payment required to be made by the Company to the Reinsurer at a relevant time under the terms of this Agreement shall be required to be made at that time if that payment would cause the Company to breach the “Required Minimum Margin” required to be maintained by the Company in accordance with the FSA’s Interim Prudential Sourcebook for Insurers (as amended or replaced from time to time).  Any payment not made by the Company to the Reinsurer for this reason shall be paid by the Company to the Reinsurer as soon as the making of the payment would not cause that “Required Minimum Margin” to be breached.

ARTICLE VI

DURATION AND TERMINATION

6.1                                Duration.  Except as otherwise provided herein, this Agreement shall be unlimited in duration.

6.2                                Reinsurer’s Liability.  The Reinsurer’s liability with respect to the Relevant Liabilities will terminate on the date that termination takes effect as a result of any notice given at the option of the Reinsurer or the Company in accordance with Section 6.3 or Section 6.4 and otherwise on the date this Agreement is terminated upon the written agreement of the parties.

6.3                                Termination on Insolvency.  In the event of the insolvency of the Reinsurer, the Company shall have the right to terminate this Agreement and the reinsurance hereunder, such termination to be effective as soon as notice of the termination is given by the Company to the Reinsurer.  With effect from the date that the notice of termination is given under this Section 6.3, any amounts which are or become owing by the Company to the Reinsurer under this Agreement, whether prior to, on or after the date of that notice of termination, shall cease to be payable by the Company to the Reinsurer.

6.4                                Optional Termination.  Either the Reinsurer or the Company may terminate this Agreement and the reinsurance hereunder upon prior written notice given at any time to expire on the last day of the Accounting Period in which such notice is given, (i) at any time after the Reinsurer and the Company have both become wholly owned subsidiaries of Genworth Financial, Inc. or (ii) at any time after the Scheme becomes effective (with such amendments, deletions or additions to the Scheme as the parties to it may approve).

For the purposes of this Section, a company shall be a wholly owned subsidiary of Genworth Financial, Inc. if all of its ordinary shares are owned:-

(i)                                    by Genworth Financial, Inc., or

(ii)                                 by any other company the ordinary shares of which are owned directly by Genworth Financial, Inc. or by another wholly owned subsidiary of Genworth Financial, Inc.

6.5                                Consequence of Termination

(a)                                 In the event that this Agreement is terminated pursuant to Section 6.4, this Agreement shall terminate as of the end of the applicable Accounting Period in which the notice of termination pursuant to Section 6.4 is received by the non-terminating party and a net accounting and settlement as to any balance due under this Agreement shall be undertaken by the parties for such Accounting Period and in respect of adjustments required for any earlier Accounting Period (the “Final Settlement”).

(b)                                In the event that, subsequent to the Final Settlement, the Company receives any amount, or is required to pay any amount, or actual data becomes available to the Company, which in any such case was not taken into account in calculating any Positive or Negative Settlement Amount but which would have been so taken into account had it been received or paid or become available prior to the Termination Date or the Final Settlement, the Company or (as the case may be) the Reinsurer shall make such payment or payments to the other as is required to reflect as nearly as possible the position that would have prevailed had such amount or data been so taken into account, provided, however, that the obligations under this Section 6.5(b) to make any such payment shall terminate 18 months after the date on which any notice is served under Section 6.4.

ARTICLE VII

INSOLVENCY

7.1                                Payments.  In the event of the insolvency of the Company, payment due to the Company under this Agreement shall be payable by the Reinsurer directly to the Company or to its liquidator, receiver, or statutory successor on the basis of the liability of the Company under the contract or contracts reinsured, without diminution because of the insolvency of the Company.  It is agreed and understood, however, that (i) in the event of the insolvency of the Company, the Company shall give to the Reinsurer written notice of the pendency of a claim against the insolvent Company on a Reinsured Policy within a reasonable time after such claim is filed in the insolvency proceeding and (ii) during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defences which it may deem available to the Company or its liquidator, receiver or statutory successor.

7.2                                Expenses.  It is further understood that any expense thus incurred by the Reinsurer pursuant to Section 7.1 shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defence undertaken by the Reinsurer.

ARTICLE VIII

DISPUTE RESOLUTION

8.1                                General Provisions.

(a)                                  Any dispute, controversy or claim arising out of or relating to this Agreement or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VIII, which shall be the sole and exclusive procedure for the resolution of any such Dispute.

(b)                                 Commencing with the request contemplated by Section 8.2, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator’s evaluation referred to in Section 8.3, shall be deemed to be without prejudice communications and to have been delivered in furtherance of a Dispute settlement and shall be exempt from inspection, and shall not be admissible in evidence for any reason (whether as an admission or otherwise).

(c)                                  In connection with any Dispute, the parties expressly waive and forego any right to (i) punitive, exemplary, statutorily-enhanced or similar damages in excess of compensatory damages, and (ii) trial by jury.

(d)                                 The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the parties in writing.

(e)                                  The running of time shall be suspended in respect of any Dispute for the purposes of any defences based upon the passage of time (whether under the Limitation Act 1980 (in its present form or as subsequently amended or replaced) or otherwise) while the procedures specified in this Article VIII are pending. The parties will take such action, if any, required to effectuate this suspension.

8.2                                Consideration by Senior Executives.  If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve any Dispute by negotiation between executives who hold, in respect of each of the business entities involved in the Dispute, at a minimum, the office of President, Chief Executive Officer or Chief Financial Officer.  Either party may initiate the executive negotiation process by written notice to the other.  Fifteen (15) days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include (i) a statement of the Dispute and of each party’s position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive.  Such executives will meet in person or by telephone within 30 days of the initial notice to seek a resolution.

8.3                                Mediation.  If a Dispute is not resolved by negotiation as provided in Section 8.2 within forty-five (45) days from the initial notice, then either party may submit the Dispute for resolution by mediation pursuant to the Center for Public Resources (“CPR”) Model Mediation Procedure as then in effect.  The parties will select a mediator from the CPR Panels of Distinguished Neutrals, but such mediator must have prior reinsurance experience either as a lawyer or as a present or former officer or management employee of a reinsurance company, but not of the Company, or the Reinsurer, or any of their respective affiliates.  Either party at commencement of the mediation may ask the mediator to provide an evaluation of the Dispute and the parties’ relative positions.

8.4                                Arbitration.  If a Dispute is not resolved by mediation as provided in Section 8.3 within thirty (30) days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either party may submit the Dispute to be finally resolved by arbitration pursuant to the CPR Rules for Non-Administered Arbitration as then in effect.  The parties consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.

(a)                                  The neutral organisation for purposes of the CPR rules will be the CPR.  the arbitral tribunal shall be composed of three arbitrators who are each experienced in the reinsurance business, of whom each party shall appoint one in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR rules.  The non-party appointed arbitrator must have prior U.S. reinsurance experience as a present or former officer or management employee of a reinsurance company, but not of the Company, or the Reinsurer, or any of their respective affiliates.  The arbitration shall be conducted in New York. Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party.  A written transcript of the proceedings shall be made and furnished to the parties.  The arbitrators shall determine the dispute in accordance with English law, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement according to its terms, provided that the provisions relating to arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(b)                                 The parties agree to be bound by any award or order resulting from any arbitration conducted hereunder and further agree that judgment on any award or order resulting from an arbitration conducted under this Section may be entered and enforced in any court having jurisdiction thereof.

(c)                                  Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 8.4(c) above, (ii) to restrict or vacate an arbitral decision based on the grounds specified under Applicable Law, or (iii) for interim relief as provided in paragraph (e) below.  For the purposes of the foregoing the parties hereto submit to the non-exclusive jurisdiction of the courts of England.

(d)                                 In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable.  Notwithstanding paragraph (d) above, each party acknowledges that in the event of any actual or threatened breach of certain of the provisions of this Agreement, the remedy at law may not be adequate, and therefore injunctive or other interim relief may be sought immediately to restrain such breach.  If the tribunal shall not have been appointed, either party may seek interim relief from a court having jurisdiction if the award to which the applicant may be entitled may be rendered ineffectual without such interim relief.  Upon appointment of the tribunal following any grant of interim relief by a court, the tribunal may affirm or disaffirm such relief, and the parties will seek modification or rescission of the court action as necessary to accord with the tribunal’s decision.

(e)                                  Each of the parties will bear its own legal costs in relation to any arbitration proceedings considered under this Section.

8.5                                Agreement to an alternative procedure.  If the parties to this Agreement mutually agree that the alternate procedure set out in Section 8.6 and 8.7 below shall apply to a particular Dispute, then the parties shall resolve that Dispute in accordance with Sections 8.6 and 8.7 below rather than in accordance with Sections 8.3 and 8.4 above.

8.6                                Alternative Mediation procedure.  If the parties have mutually agreed under Section 8.5 that this section shall apply to a Dispute and such Dispute is not resolved by negotiation as provided in Section 8.2 within 45 days from the initial notice (or such longer period as the parties may agree)  then the parties will attempt to settle that Dispute by mediation in accordance with the Centre for Effective Dispute Resolution (CEDR Solve) Model Mediation Procedure (the “Model Procedure”).  To initiate a mediation, either party shall give notice in writing (“ADR Notice”) to the other party in accordance with the provisions of Section 9, requesting mediation in accordance with the provisions of the Model Procedure.  A copy of the ADR Notice should also be sent to CEDR Solve.

8.7                                Alternative Arbitration procedure.  If the parties have mutually agreed under Section 8.5 that this section shall apply to a Dispute and such Dispute is not resolved within 42 days (or such longer period as the parties may agree) of the giving of the ADR Notice, or if one of the parties refuses to participate in mediation, the Dispute shall be referred to and finally resolved under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by 3 arbitrators appointed in accordance with the Rules, and so that:

(a)                                 The Tribunal shall consist of three arbitrators to be appointed in accordance with the Rules.

(b)                                The place of arbitration shall be London.

(c)                                 The language to be used in the arbitral proceedings shall be English.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1                                Headings and Schedules.  Headings used herein are not a part of this Agreement and shall not affect the terms hereof.  The attached Schedules are a part of this Agreement.

9.2                                Notices.  All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail with a return receipt requested, upon receipt; (b) if sent by reputable overnight air courier, four Business Days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows.

If to the Company:

Vantage West,
Great West Road,
Brentford,
Middlesex TW8 9AG

Facsimile: +44 (0) 20 8380 3065
Attention:  Company Secretary

If to the Reinsurer:

Craig Appin House,
8 Wesley Street,
Hamilton,
Bermuda,

Facsimile: +441 292 4910
Attention: Iain Lever (Aon Insurance Managers (Bermuda) Limited),

or to such other address or to such other Person as either party may have last designated by notice to the other party.

9.3                                Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.  Neither this Agreement, nor any right or obligation hereunder, may be assigned by any party without the prior written consent of the other party hereto save that all of the rights and obligations of the Company under this Agreement shall automatically transfer to FINCL upon the Scheme becoming effective (with such amendments, deletions or additions to the Scheme as the parties to it may approve).  Any assignment in violation of this Section 9.3 shall be void and shall have no force and effect.  Nothing in this Section 9.3 shall be construed to prohibit the Reinsurer from retroceding all or any portion of the business reinsured hereunder.

9.4                                Execution in Counterpart.  This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

9.5                                Currency.  Whenever the acronym “GBP” or the “£” sign appears in this Agreement, they shall be construed to mean British Pounds Sterling and all transactions under this Agreement shall be in British Pounds Sterling.

9.6                                Amendments.  This Agreement may not be changed, altered or modified unless the same shall be in writing executed by the Company and the Reinsurer.

9.7                                Governing Law.  This Agreement will be construed, performed and enforced in accordance with the laws of England without giving effect to its principles or rules of conflict of laws thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

9.8                                Entire Agreement: Severability.  This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, undertakings, statements, representations and warranties, negotiations and discussions, whether oral or written of the parties and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth or contemplated herein.

9.9                                Enforceability.  If any provision of this Agreement is held to be void or unenforceable, in whole or in part, (i) such holding shall not affect the validity and enforceability of the remainder of this Agreement, including any other provision, paragraph or subparagraph, and (ii) the parties agree to attempt in good faith to reform such void or unenforceable provision to the extent necessary to render such provision enforceable and to carry out its original intent.

9.10                          No Waiver: Preservation of Remedies.  No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other party hereunder.  Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first party of any of its rights hereunder.  The rights and remedies provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or equity.

9.11                          Third Party Beneficiary.  Nothing in this Agreement shall confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement.

9.12                          Interpretation.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.13                          Survival.  Articles VIII and IX shall survive the termination of this Agreement and Section 6.5(b) shall remain in force for a period of 18 months after the date on which any notice is served under Section 6.4.

9.14                          Negotiated Agreement. This Agreement has been negotiated by the parties and the fact that the initial and final draft will have been prepared by either party or an intermediary will not give rise to any presumption for or against any party to this Agreement or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorised representatives.

FINANCIAL ASSURANCE COMPANY LIMITED

By
Name:
Title:

VIKING INSURANCE COMPANY, LIMITED

By
Name:
Title:

SCHEDULE A – Part I

CEDING COMMISSION

The Company shall calculate in respect of each Accounting Period the amount by which the deferred acquisition costs of the Company (excluding the deferred acquisition costs attributable to the Bonds) shall have increased or decreased over such Accounting Period (the “Ceding Commission”).  The Ceding Commission in respect of such Accounting Period for the purposes of Article IV of this Agreement:

(i)                                    shall be payable by the Reinsurer to the Company in an amount equal to the amount, if any, by which the deferred acquisition costs of the Company (excluding the deferred acquisition costs attributable to the Bonds) shall have decreased over that Accounting Period; and

(ii)                                 shall be payable by the Company to the Reinsurer in an amount equal to the amount, if any, by which the deferred acquisition costs of the Company (excluding the deferred acquisition costs attributable to the Bonds) shall have increased over that Accounting Period.

For the avoidance of doubt, the amount of deferred acquisition costs at any relevant time shall be calculated in accordance with the Valuation and Accounting Principles.

In calculating the Ceding Commission for the first Accounting Period, the deferred acquisition costs of the Company (excluding the deferred acquisition costs attributable to the Bonds) shall at the commencement of such Accounting Period be taken as £423,938,000.

SCHEDULE A – Part II

ESTIMATED CEDING COMMISSION

Subject as provided in Schedule A Part III below, the Reinsurer shall produce at the end of each Accounting Period on the basis of information provided by the Company a best estimate of the Ceding Commission for the next following Accounting Period.

SCHEDULE A - PART III

ESTIMATED CEDING COMMISSION FOR FIRST 12 ACCOUNTING PERIODS

For the first 12 Accounting Periods the Estimated Ceding Commission shall, in the case of each amount, be payable by the Reinsurer and shall be as follows, provided that the parties acknowledge that such amounts are estimates only and shall be the subject of the Reinsurer’s Ceding Commission Adjustment and the Company’s Ceding Commission Adjustment, as appropriate, in accordance with Lines 9 and 10 of Schedule B of this Agreement and Section 5.5:

Accounting Period ending on:	Amount of Ceding Commission:

31st January 2004	£26,007,000
29th February 2004	£24,848,000
31st March 2004	£23,028,000
30th April 2004	£19,476,000
31st May 2004	£19,532,000
30th June 2004	£17,194,000
31st July 2004	£16,968,000
31st August 2004	£15,205,000
30th September 2004	£14,074,000
31st October 2004	£13,715,000
30th November 2004	£12,007,000
31st December 2004	£11,850,000

SCHEDULE B

ACCOUNTING PERIOD REPORTS

Note: All amounts paid or payable or received or receivable by the Company in respect of the Bonds are to be excluded in any of the items listed below. No account shall be taken in any of the items listed below of any amount payable or receivable under this Agreement or of any change in the Company’s provision for deferred acquisition costs provided that this shall not affect the requirement to include the Reinsurer’s Ceding Commission Adjustment or the Company’s Ceding Commission Adjustment as the case may be.

Line no.	Item
1.	Earned Premiums	£
2.	Other Income	£
3.	Total Income (Lines 1 to 2)	£
4.	Claims Incurred	£
5.	Expenses Payable	£
6.	Other Changes In Technical Provisions	£
7.	Total Expenditure (Lines 4 to 6)	£
8.	RIR	£
9.	Reinsurer’s Ceding Commission Adjustment	£
10.	Company’s Ceding Commission Adjustment	£
11.	Positive / (Negative) Settlement Amount (Line 3 - Line 7 + Line 8 - Line 9 + Line 10)	£

where, in respect of each Accounting Period:

Line 1:                               “Earned Premiums” shall mean gross premiums written in such Accounting Period plus any decrease or minus any increase in the provision for unearned premiums over such Accounting Period, as described in item II.1 of the Statutory Format and the notes thereto.  In calculating the gross premiums written in any Accounting Period there shall be deducted the outward reinsurance premiums paid in such Accounting Period.  To the amount of any increase in the provision for unearned premiums over such Accounting Period there shall be added any decrease or there shall be subtracted any increase, over such Accounting Period, in the amount of the unearned reinsurance premiums paid by the Company.  To the amount of any decrease in the provision for unearned premiums over such Accounting Period, there shall be added any increase, or there shall be subtracted any decrease, over such Accounting Period, in the amount of the unearned reinsurance premiums paid by the Company.  In calculating the gross premiums written, full account shall be taken of the effect of cancellations notified in such Accounting Period and of any other arrangement under which a policy is terminated in such Accounting Period;

Line 2:                               “Other Income” shall mean all other income becoming due to the Company in the relevant Accounting Period, excluding any income from investments and any realised or unrealised gains on investments and excluding any amount received or becoming due under Ceded Reinsurance;

Line 3:                               “Total Income” shall mean the sum of Earned Premiums and Other Income;

Line 4:                               “Claims Incurred” shall mean claims paid in respect of the Relevant Liabilities less reinsurance recoveries received in respect of the Relevant Liabilities in the relevant Accounting Period plus any increase (or minus any decrease) over such Accounting Period in the provision for claims.  For these purposes, such provision for claims shall be calculated, at the beginning and end of each Accounting Period, net of any available credit for reinsurance, not being a credit in respect of any reinsurance claim which is due but unpaid, and otherwise in accordance with the manner in which such provision for claims would be calculated for the purposes of item II.5(b) of the Statutory Format;

Line 5:                               “Expenses Payable” shall mean operating expenses incurred in the relevant Accounting Period including without limitation:-

(a)                bonuses and rebates, net of reinsurance, as described in item II.7 of the Statutory Format;

(b)               acquisition costs, administrative expenses, reinsurance commissions and profit participation, as described in item II.8 of the Statutory Format and the notes thereto; and

(c)                the charges described in items II.11 and III.8 of the Statutory Format,

but, for the avoidance of doubt, shall exclude investment expenses and charges, realised or unrealised losses on investments, and income and corporation tax;

Line 6:                               “Other Changes in Technical Provisions” shall mean the increase in technical provisions (or the decrease in technical provisions in which event such decrease shall be expressed as a negative amount) not accounted for in any other line of this Schedule B, as described in item II.6 of the Statutory Format and any other increases in reserves (or decreases in reserves, in which event such decreases shall be expressed as negative amounts) required to be taken into account for the purposes of the returns made to the FSA but not required to be so taken into account under Schedule 9A of the Companies Act 1985 in respect of the Company including any change required as a result of the Company not having received any amount due in respect of Ceded Reinsurance;

Line 7:                               “Total Expenditure” shall mean the sum of Claims Incurred, Expenses Payable and Other Changes in Technical Provisions;

Line 8:                               “RIR” shall mean the amount calculated pursuant to Section 5.3(c) of this Agreement; and

Line 9:                               “Reinsurer’s Ceding Commission Adjustment” shall mean the amount (if any) due from the Reinsurer as a result of the actual Ceding Commission for such Accounting Period calculated in accordance with Schedule A Part I being different from the Estimated Ceding Commission for that Accounting Period;

Line 10:                         “Company’s Ceding Commission Adjustment” shall mean any amount due from the Company as a result of the actual Ceding Commission for such Accounting Period calculated in accordance with Schedule A Part I being different from the Estimated Ceding Commission for that Accounting Period;

Line 11:                         the “Positive Settlement Amount” and the “Negative Settlement Amount” shall mean the amounts calculated pursuant to Section 5.3(a) of this Agreement.

Any amounts included in any of the items listed above shall be included in the calculation set out in this Schedule B only to the extent that such amounts have not been accounted for in any Monthly Report relating to any previous Accounting Period.  Any amount specifically excluded from any line item shall be treated as though it were excluded from all other line items unless the context shall expressly require otherwise.  No amount shall be included in more than one line item.  In the event of any conflict between the application of any express provision in these notes or this Agreement, and the application of any statutory or regulatory rule under this Schedule, in each case for the purposes of determining the amount of any line item in this Schedule, the express provisions in these notes and this Agreement shall prevail.

In calculating the Positive or Negative Settlement Amount (as the case may be) for the first Accounting Period:-

(i)                                    the provision for unearned premiums shall at the commencement of such Accounting Period be taken as £785,731,000;

(ii)                                 the amount of the unearned reinsurance premiums shall at the commencement of such Accounting Period be taken as £16,897,000;

(iii)                              the claims provision net of any available credit for reinsurance, not being a credit in respect of any reinsurance claim which is due but unpaid at the commencement of such Accounting Period shall at such commencement be taken as £89,517,000; and

(iv)                             the technical provisions and reserves referred to in Line 6 above shall at the commencement of such Accounting Period be taken as £3,000,000.

SCHEDULE C

THE BONDS

1.                                      Guaranteed Equity Bonds - single premium life endowment products with a fixed term of five to six years.

2.                                      Guaranteed Bonds - single premium life endowment products with a fixed term of up to seven years.

3.                                      Flexible Term Guaranteed Bonds - single premium whole life guaranteed bonds on an annually renewable basis.

4.                                      Investment Bonds - single premium unit linked whole life polices, the benefits of which are linked to one of three internal linked funds, equity, international or managed.

5.                                      Flexible Access Bonds - single premium unit linked whole life policies with the benefits linked to an internal deposit fund.

6.                                      Structured Settlements - whole life purchased life annuities generally written as the result of a court settlement.  The payment stream is predefined but may be monthly, annual or even five yearly.  Payments are either fixed or linked to the Retail Price Index.

7.                                      Individual Term Assurance – non-creditor regular premium temporary assurances providing life or long-term disability cover.

SCHEDULE D

LIST OF REINSURANCE ARRANGEMENTS

1.                                      Stop loss treaty between the Company and White Rock Insurance Company PCC Limited which became effective as of 31 March 2004 for a period of 12 months from that date.